Exhibit 10.28

FIRST AMENDMENT TO THE ITT EDUCATIONAL SERVICES, INC.

SENIOR EXECUTIVE SEVERANCE PLAN

WHEREAS, ITT Educational Services, Inc. (the “Company”) adopted the ITT Educational Services, Inc. Senior Executive Severance Plan (the “Plan”) on October 22, 2007; and

WHEREAS, the Board of Directors of the Company now desires to amend the Plan in certain respects.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Section 9 of the Plan is hereby amended by deleting the definition of the term “Acceleration Event” and inserting the following in replacement thereof:

“Acceleration Event” means any of the following: (i) a report on Schedule 13D is filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Act disclosing that any Person, other than ESI or an ESI Subsidiary or any employee benefit plan sponsored by ESI or an ESI Subsidiary, is the beneficial owner directly or indirectly of 20% or more of the outstanding shares of the Stock; provided, however, that an increase in the percentage of the outstanding shares of the Stock beneficially owned by any Person solely as a result of a reduction in the number of shares of the Stock then outstanding due to the repurchase by the Company of such Stock shall not constitute an Acceleration Event; provided further that, for the avoidance of doubt, any subsequent acquisition of shares of the Stock by any Person as a result of which immediately following such acquisition such Person beneficially owns (within the meaning of Section 13(d) of the Act) 20% or more of the outstanding shares of the Stock shall constitute an Acceleration Event; (ii) any Person, other than ESI or an ESI Subsidiary, or any employee benefit plan sponsored by ESI or an ESI Subsidiary, purchases shares pursuant to a tender offer or exchange offer to acquire any Stock (or securities convertible into Stock) for cash, securities or any other consideration, provided that after consummation of the offer, the Person in question is the beneficial owner (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of fifteen (15) percent or more of the outstanding Stock (calculated as provided in paragraph (d) of Rule 13d-3 under the Act in the case of rights to acquire Stock); (iii) the stockholders of ESI approve (A) any consolidation or merger of ESI in which ESI is not the continuing or surviving corporation or pursuant to which shares of Stock would be converted into cash, securities or other property, other than a merger of ESI in which holders of Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger as they had in the Stock immediately before, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of ESI; or (iv) a change in a majority of the members of the Board of Directors of ESI occurring within a twelve (12) month period, unless the election or nomination for election by ESI’s stockholders of each new director during that twelve (12) month period was approved by the vote of two-thirds of the directors then still in office who were directors at the beginning of that twelve (12) month period.

2. This First Amendment to the Plan shall become effective upon its adoption by the Board of Directors of the Company.

Adopted by the Board of Directors of ITT

Educational Services, Inc. on February 21, 2012